(V22) Vanguard Index Funds - Vanguard Small-cap Index Fund
(a) Statement of Net Assets (as of April 2013) (All Share Classes)			USD=	119.00

			(As of the end of April 2015)
		US$	JPY (in thousands except column V)
I. Total Assets		55,607,784,994	6,617,326,414
II Total Liabilities		873,439,116	103,939,255
III. Total Net Assets (I - II)	*	54,734,345,878	6,513,387,159
IV. Total Number of Shares Outstanding	**	775,171,367	Shares
V. Net Asset Value per Share (III / IV)	***	70.61	8,403

* Total Net Assets for Investor Shares = $4,676,577,971.27
** Total Number of Shares Outstanding for Investor Shares = 81,337,365.6856
*** Net Asset Value per Share for Investor Shares = $57.50